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                                               EXHIBIT 11

                                CHANCELLOR CORPORATION AND SUBSIDIARIES
                                   COMPUTATION OF EARNINGS PER SHARE

The  following  table  reflects  the  calculation  of  the  earninngs  per  share:


                                           Income        Weighted Average
                                                     Common Shares Outstanding
                                          (numerator)     (denominator)
                                      in thousands, except share and per share data
Quarter ended March 31, 1999:
  Earnings from operations           $             93        43,240,194
                                     ================  ================
  Basic earnings per common share                                           $  0.00

  Effect of dilutive securities-
      Convertible preferred shares                  0          5,000,000
      Warrant - VCC                                 0          7,142,857
      Vested Employee Options                       0            163,402
                                      ---------------   ----------------
                                      $            93         55,546,453
                                      ================  ================
  Diluted earnings per common share                                         $  0.00

Quarter ended March 31,1998:
  Earnings from operations           $              27        25,403,127
                                      ================  ================
  Basic and diluted earnings per common share                               $  0.00

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